                                                                  EXHIBIT (d)(1)




                             WORLDWIDE INDEX FUNDS
                                    FORM OF
                        INVESTMENT MANAGEMENT AGREEMENT

         INVESTMENT MANAGEMENT AGREEMENT (this "Agreement"), dated July 29, 1998, between Worldwide Index Funds, a Massachusetts business trust, (the "Trust"), on behalf of each of its series which are listed on the signature page of this Agreement (each referred to herein as a "Fund" and, collectively, the "Funds") and LMI Investment Advisors LLC, a Delaware limited liability company (the "Manager").

                              W I T N E S S E T H

         WHEREAS, the Trust is an open-end series management investment company, registered under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust, desires to retain the Manager to render investment management services to each Fund, and the Manager is willing to render such services;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment. The Trust hereby appoints the Manager to act as investment manager to each Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2. Management. Subject to the supervision of the Board of Trustees of the Trust, the Manager shall manage the investment operations of each Fund and the composition of each Fund's portfolio, including the purchase, retention and disposition of securities therefor, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (as such terms are hereinafter defined) and resolutions of the Trust's Board of Trustees and subject to the following understandings:

                 (a) The Manager shall provide supervision of each Fund's investments, furnish a continuous investment program for each Fund's portfolio and determine from time to time what securities will be purchased, retained, or sold by each Fund, and what portion of the assets will be invested or held as cash.

                 (b) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust's Declaration of Trust and the investment policies of the Funds as determined by the Board of Trustees of the Trust.

                 (c) The Manager shall determine the securities to be purchased or sold by each Fund and shall place orders for the purchase and sale of portfolio securities pursuant to its determinations with brokers or dealers selected by the Manager. In executing portfolio transactions and selecting brokers or dealers, the Manager shall use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Manager may consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the size of the transaction, the timing of the transaction, the reputation, financial condition, experience, and execution capability of a broker or dealer, the amount of commission, and the value of any brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, provided by a broker or dealer. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Manager to the Fund and/or other accounts over which the Manager exercises investment discretion.

                 (d) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Fund as well as other fiduciary accounts for which it has investment responsibility, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the best execution, most favorable net price or lower brokerage commissions.

                 (e) Subject to the provisions of the Trust's Declaration of Trust and the 1940 Act, the Manager, at its expense, may select and contract with one or more investment advisers (the "Sub-adviser") for each Fund to perform some or all of the services for which it is responsible pursuant to this Section 2. The Manager shall be solely responsible for the compensation of any Sub-adviser of a Fund for its services to such Fund. The Manager may terminate the services of any Sub-adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-adviser unless and until a successor Sub-adviser is selected. To the extent that more than one Sub-adviser is selected, the Manager shall, in its sole discretion, determine the amount of the Fund's assets allocated to each such Sub-adviser.

3. Services Not Exclusive. The investment management services rendered by the Manager hereunder to the Funds are not to be deemed exclusive, and the Manager shall have the right to render similar services to others, including, without limitation, other investment companies.

4. Expenses. During the term of this Agreement, the Manager shall pay all expenses incurred by it in connection with its activities under this Agreement including the salaries and expenses of any of the officers or employees of the Manager who act as officers, Trustees or employees of the Trust but excluding the cost of securities purchased for the Funds and the amount of any brokerage fees and commissions incurred in executing portfolio transactions for the Funds, and shall provide the Funds with suitable office space. Other expenses to be incurred in the operation of the Funds (other than those borne by any third party), including without limitation, taxes, interest, brokerage fees and commissions, fees of Trustees who are not officers, directors, or employees of the Manager, federal registration fees and state Blue Sky qualification fees, administration fees, bookkeeping, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Funds' or the Trust's existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing prospectuses to existing shareholders, costs of stockholders' reports and meetings of shareholders and Trustees of the Funds or the Trust, as applicable, and any extraordinary expenses will be borne by the Fund.

5. Compensation. For the services provided pursuant to this Agreement, the Trust shall pay to the Manager as full compensation therefor a monthly fee computed on the average daily net assets at the annual rate for each Fund as stated in Schedule A attached hereto. The Trust acknowledges that the Manager, as agent for the Funds, will allocate a portion of the fee equal to the sub-advisory fee payable to the sub-advisor, if any, under its sub-advisory agreement to the sub-advisor for sub-advisory services. This payment would be made from revenue which otherwise would be considered profit to the Manager for its services.

6. Limitation of Liability. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7. Delivery of Documents. The Trust has heretofore delivered to the Manager true and complete copies of each of the following documents and shall promptly deliver to it all future amendments and supplements thereto, if any:

         (a) Declaration of Trust as presently in effect and as amended from time to time;

         (b)     Bylaws of the Trust;

         (c) Registration Statement under the Securities Act of 1933 and under the 1940 Act of the Trust on Form N-1A, and all amendments thereto, as filed with the Securities and Exchange Commission (the "Registration Statement") relating to the Trust and the shares of the Funds;

         (d) Notification of Registration of the Trust under the 1940 Act on Form N-8A;

         (e) Prospectus of the Trust relating to shares of the Funds (such prospectus as is presently in effect and/or as amended or supplemented from time to time, the "Prospectus"); and

         (f) Statement of Additional Information of the Trust relating to shares of the Funds (such statement as is presently in effect and/or as amended or supplemented from time to time, the "Statement of Additional Information").

8. Duration and Termination. This Agreement shall become effective as of the date first above-written for an initial period of two years and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees including a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for that purpose, or (ii) by vote of a majority of the outstanding voting securities of each Fund. Notwithstanding the foregoing, (i) this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by either the Trust (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) or the Manager, on sixty (60) days prior written notice to the other and (ii) shall automatically terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the meanings assigned to such terms in the 1940 Act.

9. Amendments. No provision of this Agreement may be amended, modified, waived or supplemented except by a written instrument signed by the party against which enforcement is sought. No amendment of this Agreement shall be effective until approved in accordance with any applicable provisions of the 1940 Act.

10. Use of Name and Logo. The Trust agrees that it shall furnish to the Manager, prior to any use or distribution thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to stockholders, sales literature, advertisements, and other material prepared for distribution to stockholders of the Trust or to the public, which in any way refer to or describe the Manager or which include any trade names, trademarks or logos of the Manager or of any affiliate of the Manager. The Trust further agrees that it shall not use or distribute any such material if the Manager reasonably objects in writing to such use or distribution within five (5) business days after the date such material is furnished to the Manager.

         The Manager and/or its affiliates own the name "LMI" and any other names which may be listed from time to time on a Schedule B to be attached hereto that they may develop for use in connection with the Trust, which names may be used by the Trust only with the consent of the Manager and/or its affiliates. The Manager, on behalf of itself and/or its affiliates, consents to the use by the Trust of such names or any other names embodying such names, but only on condition and so long as (i) this Agreement shall remain in full force, (ii) the Fund and the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it, and (iii) the Manager is the manager of each Fund of the Trust. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing authorization by the Manager, on behalf of itself and/or its affiliates, the Trust to use such names as part of a business or name is not exclusive of the right of the Manager and/or its affiliates themselves to use, or to authorize others to use, the same; each Fund and the Trust acknowledges and agrees that as between the Manager and/or its affiliates and a Fund or the Trust, the Manager and/or its affiliates have the exclusive right so to use, or authorize others to use, such names, and the Trust agrees to take such action as may reasonably be requested by the Manager, on behalf of itself and/or its affiliates, to give full effect to the provisions of this section (including, without limitation, consenting to such use of such names). Without limiting the generality of the foregoing, the Trust agrees that, upon (i) any violation of the provisions of this Agreement by the Trust or (ii) any termination of this Agreement, by either party or otherwise, the Trust will, at the request of the Manager, on behalf of itself and/or its affiliates, made within six months after such violation or termination, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to such names and will not thereafter transact any business in a name containing such names in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such names, or otherwise use such names or any other reference to the Manager and/or its affiliates, except as may be required by law. Such covenants on the part of the Trust shall be binding upon it, its Trustees, officers, shareholders, creditors and all other persons claiming under or through it.

         The provisions of this section shall survive termination of this Agreement.

11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, if to the Trust: 790 Colorado Boulevard, 9th Floor, Pasadena, California 91101; or if to the Manager: 790 Colorado Boulevard, 9th Floor, Pasadena, California 91101; or to either party at such other address as such party shall designate to the other by a notice given in accordance with the provisions of this section.

12.      Miscellaneous.

                 (a) Except as otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, the Manager for all purposes herein shall be deemed to be an independent contractor and shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

                 (b) The Trust shall furnish or otherwise make available to the Manager such information relating to the business affairs of the Trust as the Manager at any time or from time to time reasonably requests in order to discharge its obligations hereunder.

                 (c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall inure to the benefit of the parties hereto and their respective successors.

                 (d) If any provision of this Agreement shall be held or made invalid or by any court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Declaration of Trust and Limitation of Liability. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the Trustees of the Trust, as trustees and not individually, on further behalf of the Funds, and that the obligations of this Agreement with respect to a Fund shall be binding upon the assets and properties of that Fund only and shall not be binding upon the assets and properties of any other Fund or series of the Trust or upon any of the Trustees, officers, employees, agents or shareholders of the Funds or the Trust individually.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above-written.


                               WORLDWIDE INDEX FUNDS, on behalf of its series AUSTRALIA INDEX FUND,
                               FRANCE INDEX FUND,
                               GERMANY INDEX FUND,
                               HONG KONG INDEX FUND,
                               ITALY INDEX FUND,
                               JAPAN INDEX FUND,
                               NETHERLANDS INDEX FUND,
                               SPAIN INDEX FUND,
                               SWEDEN INDEX FUND,
                               SWITZERLAND INDEX FUND,
                               UNITED KINGDOM INDEX FUND,
                               EUROPE INDEX FUND, and
                               INTERNATIONAL INDEX FUND.


                               By:     /s/ F. Brian Cerini
                                       ------------------------------
                                       Name: F. Brian Cerini
                                       Title: President
Attest:


By:      /s/ Keith Pipes
         ---------------
         Name: Keith Pipes
         Title:
                               LMI INVESTMENT ADVISERS LLC

                               By:     /s/ F. Brian Cerini
                                       -------------------
                                       Name: F. Brian Cerini
                                       Title: Member
Attest:

By:      /s/ Keith Pipes
         ---------------
         Name: Keith Pipes
         Title:

                                   SCHEDULE A

                             WORLDWIDE INDEX FUNDS
                        INVESTMENT MANAGEMENT AGREEMENT


The fees to be charged to Worldwide Index Funds for services provided under this Agreement (including any sub-advisory fees) are as follows:


AUSTRALIA INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
FRANCE INDEX FUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
GERMANY INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
HONG KONG INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
ITALY INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
JAPAN INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
NETHERLANDS INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
SPAIN INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
SWEDEN INDEX FUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
SWITZERLAND INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
UNITED KINGDOM INDEX FUND . . . . . . . . . . . . . . . . . . . . . . . . .  .50%
EUROPE INDEX FUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   .0%
INTERNATIONAL INDEX FUND  . . . . . . . . . . . . . . . . . . . . . . . . .   .0%

         The Manager agrees, by waiving its fees and reimbursing expenses as necessary, to limit each Fund's total expense ratio to no greater than 0.99% for R Class shares and 0.74% for I Class shares over a calendar year until December 31, 2001 (Expense Limits). Any amount waived or reimbursed by the Manager pursuant to the Expense Limits for a given calendar year shall be reimbursed by each Fund to the Manager in a subsequent year, provided that (1) no such reimbursements shall be made to the Manager after 3 years following the year any amount is waived or reimbursed; and (2) such reimbursements shall only be made to the extent that they do not result in any Fund's aggregate expenses exceeding an expense limit of 0.99% for R Class shares and 0.74% for I Class shares.